Exhibit 21.01

Subsidiaries of Move, Inc.

State or Jurisdiction
of Incorporation or
Full Name of Entity	Other Legal Names	Legal Status of Entity	Organization

3041776 Nova Scotia Company	None	Nova Scotia, Canada ULL corporation	Nova Scotia
GTKY Printing & Mailing Corp.	None	Corporation	New York
HomeBuilder.com (Delaware), Inc.	None	Corporation	Delaware
Homestore Europe Corporation	None	British Virgin Islands Co.	British Virgin Islands
Homestore International Limited (BVI)	None	British Virgin Islands Co.	British Virgin Islands
Move Sales, Inc. (formerly Homestore Sales Company, Inc.)	Move Sales, Inc. dba Move — Los Angeles/Ventura County — Minnesota	Corporation	Delaware
Homestore Sales Company, Inc. dba Rentnet — Los Angeles County, CA
Homestore Sales Company, Inc. dba Homestore.com — Los Angeles County, CA
Homestore Sales Company, Inc. dba Homestore Apartments and Rentals — Los Angeles County, CA
Moving.com, Inc.	None	Corporation	Delaware
Immoclick Online S.A.	None	Spanish Company	Spain
InteliQ, LLC	None	Limited Liability Corporation	California
Movedotcom (UK) Limited	None	England and Wales private limited company	England
National New Homes Co., Inc.	None	Corporation	Delaware
RealSelect, Inc.	RealSelect, Inc., dba REALTOR.com® — Los Angeles County, CA	Corporation	Delaware
The Enterprise of America, Ltd.	None	Corporation	Wisconsin
Homestore, Inc.	None	Corporation	Delaware
Top Producer Systems Company	None	Nova Scotia, Canada ULL corporation	Nova Scotia
TouchTech Corporation	None	Ontario, Canada corporation	Ontario
VT Canada Inc.	None	Corporation	Ontario, Canada
Welcome Wagon International Inc.	None	Corporation	New York